Exhibit 10.1

DNA DREAMFIELDS COMPANY, LLC

AMENDMENT No. 3

TO

OPERATING AGREEMENT

THIS THIRD AMENDMENT TO OPERATING AGREEMENT (the “Amendment”) is entered into between and among B-New, LLC, an Ohio limited liability company (“BNEW”), TechCom Group, LLC, a Florida limited liability company (“TechCom”), Buhler, Inc., a Minnesota corporation (“Buhler”), and Dakota Growers Pasta Company, Inc., a North Dakota corporation (“Dakota”) (BNEW, TechCom, Buhler and Dakota may be referred to herein as a “Member” and collectively as the “Members”).

RECITALS

WHEREAS, the Members entered into an Operating Agreement as of  October 31, 2003, and entered into a first amendment of the Operating Agreement effective February 9, 2004, and a second amendment of the Operating Agreement effective October 25, 2004 (collectively, the “Agreement”).

WHEREAS, the Members are all of the members of DNA Dreamfields Company, LLC, an Ohio limited liability company (the “Company”), as of the date hereof;

WHEREAS, pursuant to section 2(B) of the Agreement, the Company’s Board of Managers has decided that it is in the best interests of the Company that an additional Two Million Dollars ($2,000,000) of equity contributions beyond those described in section 2(A) of the Agreement is required to further the purposes of the Company;

WHEREAS, Dakota and Buhler desire to make additional equity contributions and all of the Members desire to waive their rights under sections 2(B) and 2(C) of the Agreement relating to allowable additional contributions and to amend certain provisions of the Agreement relating to additional capital contributions by Dakota and Buhler, issuance of additional Units and the percentages used to determine distributions of proceeds of the sale of the Brand; and

WHEREAS, the Members further desire that the amendments be effective as of November 1, 2004.

NOW, THEREFORE, the parties hereto agree as follows:

1.             Agreement to Make Additional Equity Contributions.  In consideration of the amendments made herein and the immediate issuance of nine (9) additional Units, Dakota hereby agrees to contribute One Million Five Hundred Thousand Dollars ($1,500,000) to the Company as an additional equity contribution immediately upon notice by the Company.  In consideration of the amendments made herein and the immediate issuance of three (3) additional Units, Buhler hereby agrees to contribute Five Hundred Thousand Dollars ($500,000) to the Company as an additional equity contribution immediately upon notice by the Company.

2.             Waiver of Right to Make Additional Equity Contributions in Proportion to Units.  In consideration of the additional capital contributions by Dakota and Buhler, each Member hereby waives the right provided in section 2(B) of the Agreement to subscribe to additional contributions and the right provided in section 2(C) to make additional contributions if another Member fails to subscribe for the full number of Units allowed under section 2(B).

3.             Amendment of Agreement.  The Members hereby agree that the Agreement shall be amended as set forth below.  The amendments shall be effective as of November 1, 2004.  All other terms, conditions, and provisions of the Agreement shall continue in full force and effect.  The Members further agree that the books and records of the Company shall reflect the impact of such amendments.

4.             Additional Contributions and Issuance of Units.  Section 2(B) of the Agreement, governing additional equity contributions shall be amended by redesignating the existing language of section 2(B) as subparagraph (i) and inserting the following subparagraph (ii):

                (ii)           Dakota has or will contribute One Million Five Hundred Thousand Dollars ($1,500,000) to the Company as an additional equity contribution immediately upon notice by the Company. Exhibit A shall be amended to reflect Dakota’s additional capital contribution and the issuance of nine (9) additional Units to Dakota.  Buhler has or will contribute Five Hundred Thousand Dollars ($500,000) to the Company as an additional equity contribution immediately upon notice by the Company. Exhibit A shall be amended to reflect Buhler’s additional capital contribution and the issuance of three (3) additional Units to Buhler.  The Section 704 Capital Accounts of Dakota and Buhler shall be credited with their respective additional equity contributions, but neither the Company’s assets nor the Section 704 Capital Accounts of the Members shall be revalued as the result the additional contributions.

5.             Distributions.  Section 3(F)(ii) of the Agreement shall be amended by the deletion of current Section 3(F)(ii) and the insertion of the following provision:

(ii)           Distributable Cash Flow from the sale of the Brand shall be: (a) allocated as follows: 36.36% to BNEW; 18.18% to TechCom; 25% to Dakota; and 20.46% to Buhler; (b) distributed to the Members not later than 30 days after the receipt of the price therefore, provided that if the price is anything other than cash, the Company may delay distribution until such time as the price is converted into cash.

6.             Counterparts.  This Amendment may be executed in counterparts which taken together shall constitute one instrument, notwithstanding the fact that all parties have not executed this Amendment on the same date or that all signatures do not appear on the same copy.

7.             Captions.  Captions are included for convenient reference only and shall not affect the interpretation of any provision of this Agreement.

8.             Severability.  The invalidity, illegality, or unenforceability of any provision of this Amendment shall not affect or impair the validity, legality, and enforceability of the other provisions hereof or of the Agreement and the Amendment and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

IN WITNESS WHEREOF, the parties have executed this Amendment.

B-New, LLC
By:	/s/ Mike Crowley
Title:	Principal
Date:	November 2, 2004

TechCom Group, LLC
By:	/s/ Jonathan Anfinsen
Title:	Director
Date:	November 2, 2004

Buhler, Inc.
By:	/s/ Beat Haeni / /s/ Anton Holenstein
Title:	Corp. Development / Project Mgr
Date:	November 3, 2004

Dakota Growers Pasta Company, Inc.
By:	/s/ Tim Dodd
Title:	President/CEO
Date:	November 2, 2004